EXHIBIT 15.1

Icahn Enterprises L.P.
767 Fifth Avenue
New York, New York 10153

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial statements of Icahn Enterprises L.P. and Subsidiaries as follows:

•	As of March 31, 2010, and for the three-month periods ended March 31, 2010 and 2009, as indicated in our report dated May 6, 2010,
•	As of June 30, 2010, and for the three- and six-month periods ended June 30, 2010 and 2009, as indicated in our report dated August 4, 2010, and
•	As of September 30, 2010, and for the three- and nine-month periods ended September 30, 2010 and 2009, as indicated in our report dated November 5, 2010.

Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your respective Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

New York, New York
December 3, 2010